Exhibit (a)(5)

TEEKAY CORPORATION ANNOUNCES CASH TENDER OFFER FOR 5.0% CONVERTIBLE SENIOR NOTES DUE 2023

HAMILTON, Bermuda, January 10, 2022 - Teekay Corporation (Teekay or the Company) today announced that it has commenced a cash tender offer (the Tender Offer) to purchase any and all of its outstanding 5.0% Convertible Senior Notes due 2023 (the Notes). The Tender Offer will expire at 12:00 midnight, New York City time, on February 9, 2022 (one minute after 11:59 p.m., New York City time, on February 8, 2022), or any other date and time to which the Company extends the Tender Offer (such date and time, as it may be extended, the Expiration Time). The Tender Offer is made pursuant to an Offer to Purchase dated today, which sets forth the terms and conditions of the Tender Offer.

Title of Security	CUSIP No.	Outstanding Principal Amount	Aggregate Principal Amount Sought
5.0% Convertible Senior Notes due 2023	87900YAE3	$112,184,000	$112,184,000

The consideration to be paid for each $1,000 principal amount of Notes that are validly tendered and not validly withdrawn on or prior to the Expiration Time is $1,020, plus accrued and unpaid interest on the Notes, if any, from the last interest payment date up to, but not including, the Settlement Date (as defined herein).

The Tender Offer is part of a broader corporate strategy of the Company to strengthen its balance sheet, reduce its cost of capital, increase its financial flexibility in considering future strategic investment opportunities in the shipping sector and facilitate its participation in the global energy transition. The Company will purchase any and all Notes that have been validly tendered at or prior to the Expiration Time and accepted for purchase, subject to all conditions to the Tender Offer having been either satisfied or waived by the Company, promptly following the Expiration Time (the date of such acceptance and purchase, the Settlement Date). The Settlement Date is expected to occur within two business days following the Expiration Time, assuming the conditions to the Tender Offer have been either satisfied or waived by the Company at or prior to the Expiration Time. The Company expects to fund purchases of Notes tendered in the Tender Offer with available cash and proceeds from the acquisition by merger of Teekay LNG Partners, L.P., a subsidiary of the Company, by an affiliate of Stonepeak, which transaction is expected to close on or about January 13, 2022 (the Teekay LNG Merger). The closing of the Teekay LNG Merger is a condition to the closing of the Tender Offer.

As described in the Offer to Purchase, tendered Notes may be validly withdrawn from the Tender Offer at or prior to the Expiration Time. The Tender Offer is not conditioned on any minimum principal amount of Notes being tendered. The Company may amend, extend or, subject to certain conditions and applicable law, terminate the Tender Offer at any time in its sole discretion.

The Tender Offer is being made pursuant to the terms and conditions contained in the Offer to Purchase. Holders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, and other related materials that the Company will be filing with the U.S. Securities and Exchange Commission (SEC) at the SEC’s website at www.sec.gov. In addition, free copies of these documents may be obtained by contacting Georgeson LLC, the information agent (the Information Agent) for the Tender Offer, toll free at 1 (866) 767-8867. For all questions relating to the Tender Offer, please call the Information Agent at the line set forth above; banks and brokers may also call the dealer manager for the Tender Offer, Morgan Stanley & Co. LLC, toll free at 1 (855) 483-0952.

Important Information Regarding the Tender Offer

This announcement is for informational purposes only and is not an offer to purchase or sell or a solicitation of an offer to purchase or sell, with respect to any securities. The solicitation of offers to buy the Notes is only being made pursuant to the terms of the Offer to Purchase, as it may be amended or supplemented.

This press release does not set forth all of the terms and conditions of the Tender Offer. Before making any decision with respect to the Tender Offer, Holders should read the Company’s commencement Tender Offer statement on Schedule TO filed with the SEC in connection with the Tender Offer, which will include as an exhibit the Offer to Purchase and related materials, as well as any amendments or supplements to the Schedule TO when they become available, because they will contain important information. Each of these documents will be filed with the SEC, and, when available, holders may obtain them for free from the SEC at its website (www.sec.gov) or from the Company’s Information Agent in connection with the Tender Offer. The Tender Offer is not being made in any state or jurisdiction in which such offer would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. None of the Company, its management, its board of directors, its officers, the dealer manager, the depositary, the information agent or the trustee with respect to the Notes, or any of their respective affiliates, makes any recommendation that holders tender or refrain from tendering all or any portion of the principal amount of their Notes, and no one has been authorized by any of them to make such a recommendation. Holders must make their own decision as to whether to tender their Notes and, if so, the principal amount of Notes to tender.

About Teekay

Teekay is a leading provider of international crude oil and gas marine transportation services. Teekay provides these services primarily through its directly-owned fleet and its controlling ownership interests in Teekay LNG Partners L.P. (NYSE:TGP), one of the world’s largest independent owners and operators of LNG carriers, and Teekay Tankers Ltd. (NYSE:TNK), one of the world’s largest owners and operators of mid-sized crude tankers. The consolidated Teekay entities manage and operate total assets under management of approximately $9 billion, comprised of over 130 liquefied gas, offshore, and conventional tanker assets. With offices in 10 countries and approximately 5,350 seagoing and shore-based employees, Teekay provides a comprehensive set of marine services to the world’s leading oil and gas companies. As described in the Offer to Purchase, Teekay LNG is being acquired by Stonepeak in the Teekay LNG Merger, which is expected to close on or about January 13, 2022.

Teekay’s common stock is listed on the New York Stock Exchange where it trades under the symbol “TK”.

For Investor Relations enquiries contact:

Ryan Hamilton

Tel: +1 (604) 609-2963

Website: www.teekay.com

Forward Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the U.S. Securities Act of 1933, as amended, and Section 21E of the U.S. Securities Exchange Act of 1934, as amended. All statements included in this report, other than statements of historical fact, are forward-looking statements. Statements about: the expected timing, completion and effects of the Tender Offer and the proposed Teekay LNG Merger and related transactions; the Company’s corporate strategy; and all other statements in this report, other than historical facts, constitute forward-looking statements. When used in this report, the words “expect,” “believe,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will” or similar words are intended to identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements and any such forward-looking statements are qualified in their entirety by reference to the following cautionary statements. All forward-looking statements speak only as of the date hereof and are based on current expectations and involve a number of assumptions, risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. The Tender Offer may not be completed on the terms described herein or otherwise due to factors set forth in the Offer to Purchase; the proposed Teekay LNG Merger and related transactions may not be completed due to number of factors, including, among others: (1) the occurrence of any event, change or other circumstances that could give rise to the termination of the merger agreement or any other document relating to the transaction (the Transaction Documents), (2) the failure to satisfy any closing conditions in the merger agreement or any other Transaction Documents, (3) Teekay LNG Partners L.P. may be adversely affected by other economic, business or competitive factors, including, among others, those related to the COVID-19 pandemic, and (4) other risks to consummation of the proposed merger, including the risk that it will not be consummated within the expected time period or at all, which may adversely affect the business of the Company or Teekay LNG Partners L.P. Teekay expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in Teekay’s expectations with respect thereto or any change in events, conditions or circumstances on which any such statement is based.